Exhibit 10.7
EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT is made as of November 5, 2008, by and between RC2 CORPORATION, a Delaware corporation (the "Company"), and JODY L. TAYLOR (the "Employee").  Certain capitalized terms used herein are defined in Section 10 below.

RECITALS

A. The Company and the Employee desire to terminate any and all prior agreements, whether oral or written, between the parties and between the Employee and the Company relating to the Employee's employment.

B. The Company desires to employ the Employee and the Employee is willing to make her services available to the Company on the terms and conditions set forth below.

AGREEMENTS

In consideration of the premises and the mutual agreements which follow, the parties agree as follows:

1. Employment.  The Company hereby employs the Employee and the Employee hereby accepts employment with the Company on the terms and subject to the conditions set forth in this Agreement.

2. Term.  The term of the Employee's employment hereunder shall commence on the date hereof and shall continue until terminated as provided in Section 6 below.

3. Duties.  The Employee shall serve as the Director of Risk Management of the Company and will, under the direction of the Company's Chief Executive Officer and Chief Financial Officer, faithfully and to the best of her ability, perform the duties of such position.  The Employee shall also perform such additional duties and responsibilities which may from time to time be reasonably assigned or delegated by the Chief Executive Officer or Chief Financial Officer of the Company.  The Employee agrees to devote her entire business time, effort, skill and attention to the proper discharge of such duties while employed by the Company.

4. Compensation.  Effective November 5, 2008, the Employee shall receive a base salary of $75,000 per year, payable under the regular pay practices of the Company (the "Base Salary").

5.  Fringe Benefits.

(a)  Vacation.  The Employee shall beentitled to four weeks of paid vacation annually.  The Employee and the Company shall mutually determine the time and intervals of such vacation.

(b) Medical, Health, Dental, Disability and Life Coverage.  The Employee shall be eligible to participate in any medical, health, dental, disability and lifeinsurance policy in effect for full-time employees of the Company.  Additionally, during the Employee’s employment the Company will continue to pay the premiums for the Employee’s life insurance policy and disability insurance currently in effect at November 5, 2008, which were previously provided for her under section 5 (g) of the Employment Agreement dated April 1, 2008.

(c) Incentive Bonus Plan.  The Employee shall be entitled to participate in any incentive bonus plan or other incentive compensation plan developed generally for the Company, on a basis consistent with her position and level of compensation with the Company.

(d) Reimbursement for Reasonable Business Expenses.  The Company shall pay or reimburse the Employee for reasonable expenses incurred by her in connection with the performance of her duties pursuant to this Agreement including, but not limited to, travel expenses, expenses in connection with seminars, professional conventions or similar professional functions and other reasonable business expenses.

6. Termination.

(a) Termination of the Employment Period.  The Employment Period shall continue until the earlier of:  (i) the Employee's death, (ii) the Employee resigns for any reason or (iii) the Board of Directors or Chief Executive Officer determines that termination of Employee's employment is in the best interests of the Company (the "Employment Period").  The last day of the Employment Period shall be referred to herein as the "Termination Date."

(b) Termination of Employment.  In the event of termination of Employee's employment for any reason, the Company shall pay $157,500 (the "Severance Payment") to Employee within three days of the Termination Date.  In addition, for a period of three years after the Termination Date, the Company shall reimburse the Employee for amounts paid, if any, to continue medical, dental and health coverage pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act, and continue Employee's then existing life insurance and disability coverage, to the extent limited below. In the event of termination as a result of the death of Employee, Employee's designated beneficiary or her estate shall be entitled to receive the Severance Payment together with the proceeds of any life insurance payable to Employee's designated beneficiary.

The Company's obligation to provide life insurance and disability coverage for a three-year period after the Termination Date as provided in this Section 6(b) shall be limited such that the Company shall not be obligated to pay greater than $20,000 for such premiums or coverage during any fiscal year.  In the event that the premiums for such policies or coverage would exceed this limitation, the Company shall consult with Employee to determine the allocation of such amount to the premiums for each type of policy to obtain such insurance as may be available for an aggregate of $20,000 per fiscal year.

(c)  Intentionally not used.

(d) Effect of Termination.  The termination of the Employment Period pursuant to Section 6(a) shall not affect the Employee's obligations as described in Sections 7 and 8.

(e) Acceleration of Option Vesting.  Upon termination of employment of Employee for any reason, all options to purchase stock of the Company held by the Employee shall immediately vest and become exercisable by the Employee in accordance with their remaining terms (subject to the period of exercise set forth in Section 6(f)).  The Company agrees to take any and all actions necessary or appropriate to effectuate the acceleration of these options and to permit the Employee to exercise the options in accordance with their terms from and after this accelerated vesting date.

(f) Exercise of Options Following Termination of Employment.  If the Employee's employment is terminated for any reason, the Employee (or her designated beneficiary or her estate in the event of the termination of the Employee's employment due to death) may exercise any stock options vested as of the Termination Date (after giving effect to any acceleration of vesting pursuant to Section 6(e)) at any time prior to the original expiration date of the stock option or within twelve months after the Termination Date, whichever period is shorter.

7. Noncompetition and Nonsolicitation.  The Employee acknowledges and agrees that the contacts and relationships of the Company and its Affiliates with its customers, suppliers, licensors and other business relations are, and have been, established and maintained at great expense and provide the Company and its Affiliates with a substantial competitive advantage in conducting their business.  The Employee acknowledges and agrees that by virtue of the Employee's employment with the Company, the Employee will have unique and extensive exposure to and personal contact with the Company's customers and licensors, and that she will be able to establish a unique relationship with those Persons that will enable her, both during and after employment, to unfairly compete with the Company and its Affiliates.  Furthermore, the parties agree that the terms and conditions of the following restrictive covenants are reasonable and necessary for the protection of the business, trade secrets and Confidential Information (as defined in Section 8 below) of the Company and its Affiliates and to prevent great damage or loss to the Company and its Affiliates as a result of action taken by the Employee.  The Employee acknowledges and agrees that the noncompete restrictions and nondisclosure of Confidential Information restrictions contained in this Agreement are reasonable and the consideration provided for herein is sufficient to fully and adequately compensate the Employee for agreeing to such restrictions.  The Employee acknowledges that she could continue to actively pursue her career and earn sufficient compensation in the same or similar business without breaching any of the restrictions contained in this Agreement.

(a) Noncompetition.  The Employee hereby covenants and agrees that during the Employment Period and for two years thereafter (the "Noncompete Period"), except if employment is terminated by the Company or its successor after a Change of Control or this Agreement is not renewed or extended by the Company or its successor after the Expected Completion Date then the Noncompete Period shall be six months, she shall not, directly or indirectly, either individually or as an employee, principal, agent, partner, shareholder, owner, trustee, beneficiary, co-venturer, distributor, consultant, representative or in any other capacity, participate in, become associated with, provide assistance to, engage in or have a financial or other interest in any business, activity or enterprise which is competitive with the Company or any of its Affiliates or any successor or assign of the Company or any of its Affiliates.  The ownership of less than a one percent interest in a corporation whose shares are traded in a recognized stock exchange or traded in the over-the-counter market, even though that corporation may be a competitor of the Company, shall not be deemed financial participation in a competitor.  If the final judgment of a court of competent jurisdiction declares that any term or provision of this section is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.  The term "indirectly" as used in this section and Section 8 below is intended to include any acts authorized or directed by or on behalf of the Employee or any Affiliate of the Employee.

(b) Nonsolicitation.  The Employee hereby covenants and agrees that during the Noncompete Period, she shall not, directly or indirectly, either individually or as an employee, agent, partner, shareholder, owner, trustee, beneficiary, co-venturer, distributor, consultant or in any other capacity:

                        (i) canvass, solicit or accept from any Person who is a customer or licensor of the Company or any of its Affiliates (any such Person is hereinafter referred to individually as a "Customer," and collectively as the "Customers") any business which in competition with the business of the Company or any of its Affiliates or the successors or assigns of the Company or any of its Affiliates, including, without limitation, the canvassing, soliciting or accepting of business from any Person which is or was a Customer of the Company or any of its Affiliates within two years preceding the date of this Agreement, during the Employment Period or during the Noncompete Period;

(ii) advise, request, induce or attempt to induce any of the Customers, suppliers, or other business contacts of the Company or any of its Affiliates who currently have or have had business relationships with the Company or any of its Affiliates within two years preceding the date of this Agreement, during the Employment Period or during the Noncompete Period, to withdraw, curtail or cancel any of its business or relations with the Company or any of its Affiliates; and

(iii) hire or induce or attempt to induce any officer or other senior manager of the Company or any of its Affiliates to terminate his or her relationship or breach any agreement with the Company or any of its Affiliates unless such person has previously been terminated by the Company; or

8. Confidential Information.  The Employee acknowledges and agrees that the customers, business connections, customer lists, procedures, operations, techniques, and other aspects of and information about the business of the Company and its Affiliates (the "Confidential Information") are established at great expense and protected as confidential information and provide the Company and its Affiliates with a substantial competitive advantage in conducting their business.  The Employee further acknowledges and agrees that by virtue of her past employment with the Company, and by virtue of her employment with the Company, she has had access to and will have access to, and has been entrusted with and will be entrusted with, Confidential Information, and that the Company would suffer great loss and injury if the Employee would disclose this information or use in a manner not specifically authorized by the Company.  Therefore, the Employee agrees that during the Employment Period and for five years thereafter, she will not, directly or indirectly, either individually or as an employee, agent, partner, shareholder, owner trustee, beneficiary, co-venturer distributor, consultant or in any other capacity, use or disclose or cause to be used or disclosed any Confidential Information, unless and to the extent that any such information become generally known to and available for use by the public other than as a result of the Employee's acts or omissions.  The Employee shall deliver to the Company at the termination of the Employment Period, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies thereof) relating to the Confidential Information, Work Product (as defined below) or the business of the Company or any of its Affiliates which she may then possess or have under her control.  The Employee acknowledges and agrees that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable) which relate to the Company's or any of its Affiliate's actual or anticipated business research and development or existing or future products or services and which are conceived, developed or made by the Employee while employed by the Company and its Affiliates ("Work Product") belong to the Company or such Affiliate, as the case may be.

9. Common Law of Torts and Trade Secrets.  The parties agree that nothing in this Agreement shall be construed to limit or negate the common law of torts or trade secrets where it provides the Company and its Affiliates with broader protection than that provided herein.

10.  Definitions.

                   "Affiliate" means, with respect to any Person, any other Person controlling, controlled by or under common control with such Person and any partner of a Person which is a partnership.

                   "Change of Control" means:

                        (a) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (i) the then outstanding shares of common stock of The Company (the "Outstanding Common Stock") or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Voting Securities"); provided, however, that the following acquisitions shall not constitute a Change of Control:  (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (c) of this definition; or

(b) individuals who, as of the date hereof, constitute the Board of Directors of the Company (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board of Directors of the Company; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors of the Company; or

(c) approval by the stockholders of the Company of a reorganization, merger or consolidation (a "Business Combination"), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Common Stock and Outstanding Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company through one or more Subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Common Stock and Outstanding Voting Securities, as the case may be, (ii) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board of Directors of the Company, providing for such Business Combination; or

(d) approval by the stockholders of the Company of (i) a complete liquidation or dissolution of the Company or (ii) the sale or other disposition of all or substantially all of the assets of the Company, other than to a corporation, with respect to which following such sale or other disposition, [a] more than 60% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Common Stock and Outstanding Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding Common Stock and Outstanding Voting Securities, as the case may be, [b] less than 30% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by any Person (excluding any employee benefit plan (or related trust) of the Company or such corporation), except to the extent that such Person owned 30% or more of the Outstanding Common Stock or Outstanding Voting Securities prior to the sale or disposition, and [c] at least a majority of the members of the board of directors of such corporation were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board of Directors of the Company, providing for such sale or other disposition of assets of the Company or were elected, appointed or nominated by the Board of Directors of the Company.

"Code" means the Internal Revenue Code of 1986, as amended or corresponding provisions of subsequent superseding federal tax laws, as amended.

"Person" means any individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization and any governmental entity or any department, agency or political subdivision thereof.

"Specified Employee" shall mean a "key employee" of the Company while any of its stock is publicly traded on an established securities market or otherwise.  A "key employee" for this purpose means an individual whose compensation hereunder is subject to Code Section 409A and who meets the requirements of Code Section 416(i)(1)(A)(i), (ii) or (iii), applied in accordance with the regulations under Code Section 416, but disregarding Code Section 416(i)(5), and Treasury Regulation Section 1.409A-1(i) at any time during the 12 month period ending on December 31 of each year.  If the individual meets the definition of a "key employee" as of a December 31 of an applicable year, the individual shall be treated as a key employee for the entire 12 month period beginning on April 1 of the following year.

"Subsidiary" means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof.  For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons shall be allocated a majority of partnership, association or other business entity gains or losses or shall be or control any managing director or general partner of such partnership, association or other business entity.

            "Treasury Regulations" shall include proposed, temporary and final regulations promulgated under the Code in effect as of the date of this Agreement and the corresponding sections of any regulations subsequently issued that amend or supersede such regulations.

11. Specific Performance.  The Employee acknowledges and agrees that irreparable injury to the Company may result in the event the Employee breaches any covenant or agreement contained in Sections 7 and 8 and that the remedy at law for the breach of any such covenant will be inadequate.  Therefore, if the Employee engages in any act in violation of the provisions of Sections 7 and 8, the Employee agrees that the Company shall be entitled, in addition to such other remedies and damages as may be available to it by law or under this Agreement, to injunctive relief to enforce the provisions of Sections 7 and 8.

12. Waiver.  The failure of either party to insist in any one or more instances, upon performance of the terms or conditions of this Agreement shall not be construed as a waiver or a relinquishment of any right granted hereunder or of the future performance of any such term, covenant or condition.

13. Notices.  Any notice to be given hereunder shall be deemed sufficient if addressed in writing and delivered by registered or certified mail or delivered personally, in the case of the Company, to its principal business office, and in the case of the Employee, to her address appearing on the records of the Company, or to such other address as she may designate in writing to the Company.

14. Severability.  In the event that any provision shall be held to be invalid or unenforceable for any reason whatsoever, it is agreed such invalidity or unenforceability shall not affect any other provision of this Agreement and the remaining covenants, restrictions and provisions hereof shall remain in full force and effect and any court of competent jurisdiction may so modify the objectionable provision as to make it valid, reasonable and enforceable.  Furthermore, the parties specifically acknowledge the above covenant not to compete and covenant not to disclose confidential information are separate and independent agreements.

15. Complete Agreement.  Except as otherwise expressly set forth herein, this document embodies the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.  Without limiting the generality of the foregoing, this Agreement supersedes the Employment Agreement, dated as of April 1, 2008, between the Company and the Employee (together with all amendments thereto, the "Prior Agreement").  The Prior Agreement is hereby terminated and shall cease to be of any further force or effect.

16. Amendment.  This Agreement may only be amended by an agreement in writing signed by each of the parties hereto.

17. Governing Law.  This Agreement shall be governed by and construed exclusively in accordance with the laws of the State of Illinois, regardless of choice of law requirements.

18. Benefit.  This Agreement shall be binding upon and inure to the benefit of and shall be enforceable by and against the Company, its successors and assigns and the Employee, her heirs, beneficiaries and legal representatives.  It is agreed that the rights and obligations of the Employee may not be delegated or assigned.

[Remainder of page intentionally left blank.  Signature page to follow.]

IN WITNESS WHEREOF, the parties have executed or caused this Employment Agreement to be executed as of the date first above written.

RC2 CORPORATION

BY /s/ Curtis W. Stoelting
    Its CEO

/s/  Jody L. Taylor
Jody L. Taylor